Exhibit 23(d)


                                  Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 5, 1996, with respect to the financial statements of The Woodbury Telephone Company incorporated by reference in its annual report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission, all incorporated by reference in the Registration Statement (Form S-4) and related prospectus of Southern New England Telecommunications Corporation for the registration of 700,500 shares of its common stock.

                                                      /s/ Ernst & Young LLP

Hartford, Connecticut
March 4, 1997